Exhibit 99.1

For Immediate Release	For Investor Inquiries, contact:
July 27, 2005	Thomas K. Peck
2005-11	317.808.6168

For Media Inquiries, contact:
Tom Wiser
317.808.6137

Duke Realty Announces Second Quarter Earnings
Common Stock Dividend Increase Announced

Indianapolis - Duke Realty Corporation (DRE/NYSE) reported today that net income available for common shareholders for the second quarter of 2005 was $40.3 million compared to $34.7 million for the second quarter last year.  On a per share basis, second quarter net income available for common shareholders was $0.28 per share compared with $0.24 per share for the second quarter of 2004.  All per share amounts reported are diluted with basic per share information also included in the financial table accompanying this press release.

Funds from operations (“FFO”) increased to $87.8 million for the second quarter of 2005 versus $86.7 million for the same period in 2004.  On a per share basis, second quarter FFO was unchanged at $0.61 per share compared to the second quarter of 2004.  FFO is a supplemental non-GAAP financial measurement used as a standard in the real estate industry to measure and compare the operating performance of real estate companies.  FFO is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) as net income or loss, excluding gains or losses from sales of depreciated property, plus operating property depreciation and amortization and adjustments for minority interest and unconsolidated companies on the same basis.  A reconciliation of FFO to GAAP net income is included in the financial tables accompanying this press release.

Duke also announced today that its Board of Directors increased its quarterly common stock dividend to $0.47 per share, payable on August 31, 2005, to shareholders of record on August 12, 2005.  The new dividend is a 1.1 percent increase over the previous amount and equals $1.88 per share on an

-more-

annualized basis.  Including increases in each of the past eleven years, Duke has increased its common stock dividend approximately 109 percent since its October 1993 public offering.

The Board also declared today the following dividends on the Company’s outstanding preferred stock:

Class	NYSE Symbol	Quarterly Amount/Share	Record Date	Payment Date
Series B	Not Listed	$.99875	September 16, 2005	September 30, 2005
Series I	DREPRI	$.52813	September 16, 2005	September 30, 2005
Series J	DREPRJ	$.41406	August 17, 2005	August 31, 2005
Series K	DREPRK	$.40625	August 17, 2005	August 31, 2005
Series L	DREPRL	$.41250	August 17, 2005	August 31, 2005

Commenting on Duke’s second quarter performance, Denny Oklak, Chairman and Chief Executive Officer, stated,

“We are pleased with our second quarter performance.  While industrial leasing activity remains strong, we are particularly encouraged by the recent improvement in our office portfolio.  Even with 1.6 million square feet of office acquisitions that were 79 percent leased, our in-service office portfolio occupancy increased 72 basis points to 88.2 percent during the quarter.

Our investment activity of $484 million set a new record during the second quarter, including $196 million of new development starts.  Our value creation pipeline of $571 million is now at the highest level since the end of 2000.

Looking ahead, we anticipate FFO per share of $0.60 to $0.62 in the third quarter.  Our new guidance for all of 2005 is $2.36 to $2.43 per share and now assumes that near the end of the third quarter we will complete the sale of the approximately $1 billion light industrial portfolio that we are currently marketing.  This range also includes impairment charges of approximately 2.5 cents per share that have already been incurred during the first half of the year.”

Property information at June 30, 2005 was as follows:

•                  The Company’s 869 stabilized in-service properties totaling 108.3 million square feet were 91.5 percent leased compared to 91.2 percent and 90.3 percent leased at March 31, 2005 and June 30, 2004, respectively.

•                  The Company’s value creation pipeline increased to $571.5 million at June 30.  The pipeline includes $189.9 million of developments with an expected stabilized return of 10.2 percent that Duke plans to own indefinitely after completion; $171.1 million of developments with an expected stabilized return of 8.8 percent that the Company intends to sell within approximately one year of completion; and a $210.5 million backlog of third-party construction volume with an overall pre-tax profit margin of 10.8 percent.

•                  Including recently completed developments that have not reached stabilization and developments still under construction, the Company’s total portfolio at the end of the second quarter consisted of approximately 113.8 million square feet that were 89.4 percent leased.

The Company also disclosed the following information for the second quarter of 2005:

•                  Duke renewed 70 percent of leases up for renewal, totaling 3.1 million square feet, on which net effective rents increased by an average of 2.8 percent.

•                  Same property net operating income decreased 1.2 percent and 2.1 percent for the three months and six months ended June 30, 2005, respectively.

•                  Property sales in the second quarter totaled $120.8 million and included $46.1 million of held-for-sale dispositions at an average stabilized capitalization rate of 6.8 percent.  The remaining sales included $63.6 million of held-for-rental properties at an average capitalization rate of 9.0 percent and two properties that were sold under previously granted options for $11.1 million at an average stabilized capitalization rate of 11.5 percent.

•                  Acquisitions in the second quarter totaled $288.7 million at a stabilized capitalization rate of 8.3 percent.

•                  The Company’s interest and fixed-charge coverage ratios in the second quarter were 4.0 and 2.8, respectively, and its debt-to-total market capitalization ratio was 33.8 percent at June 30, 2005.

When used in this press release, the word “believes,” “expects,” “estimates” and similar expressions are intended to identify forward-looking statements.  Such statements, including estimates of our future operating performance, are subject to certain risks and uncertainties identified in our reports filed with the SEC that could cause actual results to differ materially.  In particular, among the factors that could cause actual results to differ materially are continued qualification as a real estate investment trust, general business and economic conditions, competition, increases in real estate construction costs, interest rates, accessibility of debt and equity capital markets and other risks inherent in the real estate business including tenant defaults, potential liability relating to environmental matters and liquidity of real estate investments. Readers are also advised to refer to Duke’s Form 8-K Report as filed with the Securities and Exchange Commission on July 24, 2003 for additional information concerning risks about investing in our securities.

Duke Realty Corporation specializes in the ownership, construction, development, leasing and management of office and industrial real estate.  Duke’s properties encompass approximately 113.8 million rentable square feet and are leased by a diverse and stable base of more than 4,300 tenants.  Duke also provides these services through its Service Operations Group to more than 250 tenants in more than 8.3 million square feet of space in properties owned by third-party clients.  In addition, Duke owns or controls more than 4,400 acres of undeveloped land that can support approximately 65 million square feet of future development.

As one of the most vertically-integrated real estate companies in the U.S., Duke maintains a full construction management and leasing staff, constructing buildings for itself as well as for third-parties.  Through a joint venture with Bremner Healthcare, Duke is well positioned to provide development expertise to medical office clients.  In addition to its office and industrial focus in 13 primary operating platforms in the Midwest and Southeast United States, Duke selectively pursues retail development opportunities, as well as nationwide opportunities through its National Development and Construction Group.  Visit Duke on the web at www.dukerealty.com.

A copy of the Company’s June 30, 2005 supplemental information fact book will be available after 7:00 p.m. EST today in the Investor Information section of the Company’s web site at www.dukerealty.com.  Duke is also hosting a conference call tomorrow at 2:30 p.m. Eastern Daylight Time (New York time) to discuss its second quarter operating results.  All investors are invited to listen to this call, which can be accessed through the Investor Information section of the Company’s web site at www.dukerealty.com.

Financial Highlights

(in thousands, except per share data)

	Three Months Ended June 30		Six Months Ended June 30
Operating Results	2005	2004	2005	2004

Revenues from continuing operations	$228,914	$199,014	$445,031	$394,813
Earnings from rental operations	40,058	44,891	70,833	87,677
Earnings from service operations	12,263	4,723	23,183	6,765
Net income for common shareholders - Basic	40,299	34,716	65,780	67,602
Net income for common shareholders - Diluted	44,128	38,203	72,096	74,425
Funds from operations - Basic	87,841	86,724	169,466	167,705
Funds from operations - Diluted	96,133	95,318	185,682	184,556

Per Share:
Net income - common shareholders - Basic	$0.28	$0.24	$0.46	$0.48
Net income - common shareholders - Diluted	$0.28	$0.24	$0.46	$0.47
Funds from operations - Basic	$0.61	$0.61	$1.18	$1.20
Funds from operations - Diluted	$0.61	$0.61	$1.18	$1.18
Dividend payout ratio of funds from operations	77.1%	76.2%	79.2%	78.4%
Weighted average shares outstanding
Basic - Net income and Funds from operations	143,480	142,104	143,286	140,251
Diluted - Net income	157,696	156,828	157,711	156,871
Diluted - Funds from operations	157,696	156,828	157,711	156,912

Balance Sheet Data	June 30 2005	December 31 2004

Net real estate investments	$5,293,183	$5,091,632
Total assets	6,204,145	5,896,643
Total debt	2,875,508	2,518,704
Shareholders’ equity	2,759,282	2,825,869
Common shares outstanding at end of period	143,509	142,894

Reconciliation of Net Income to Funds From Operations

(in thousands, except per share data)

	Three Months Ended June 30
	2005			2004
	Amount	Wtd. Avg. Shares	Per Share	Amount	Wtd. Avg. Shares	Per Share
Net Income Available for Common Shares	$40,299	143,480	$0.28	$34,716	142,104	$0.24
Add back:
Minority interest in earnings of unitholders	3,829	13,506		3,487	13,941
Other common stock equivalents		710			783
Diluted Net Income	$44,128	157,696	$0.28	$38,203	156,828	$0.24

Reconciliation to Funds From Operations (“FFO”)
Net Income Available for Common Shares	$40,299	143,480	$0.28	$34,716	142,104	$0.24
Add back:
Depreciation and Amortization	64,124			53,251
Company Share of Joint Venture Depreciation and amortization	4,943			4,609
Deduct:
Earnings from depreciable property sales-wholly owned	(5,888)			(745)
Earnings from depreciable property sales-share of joint venture	(11,174)			0
Minority interest share of add-backs	(4,463)			(5,107)
Basic Funds From Operations	87,841	143,480	$0.61	86,724	142,104	$0.61
Minority interest in earnings of unitholders	3,829	13,506		3,487	13,941
Minority interest share of add-backs	4,463			5,107
Other common stock equivalents		710			783
Diluted Funds From Operations	$96,133	157,696	$0.61	$95,318	156,828	$0.61

	Six Months Ended June 30
	2005			2004
	Amount	Wtd. Avg. Shares	Per Share	Amount	Wtd. Avg. Shares	Per Share

Net Income Available for Common Shares	$65,780	143,286	$0.46	$67,602	140,251	$0.48
Add back:
Minority interest in earnings of unitholders	6,316	13,681		6,823	13,993
Dilutive effect of Convertible Preferred D Shares					1,755
Other common stock equivalents		744			872
Diluted Net Income	$72,096	157,711	$0.46	$74,425	156,871	$0.47

Reconciliation to Funds From Operations (“FFO”)
Net Income Available for Common Shares	$65,780	143,286	$0.46	$67,602	140,251	$0.48
Add back:
Depreciation and Amortization	127,350			105,648
Company Share of Joint Venture Depreciation and amortization	9,808			9,197
Deduct:
Earnings from depreciable property sales-wholly owned	(12,398)			(4,754)
Earnings from depreciable property sales-share of joint venture	(11,174)
Minority interest share of add-backs	(9,900)			(9,988)
Basic Funds From Operations	169,466	143,286	$1.18	167,705	140,251	$1.20
Minority interest in earnings of unitholders	6,316	13,681		6,823	13,993
Minority interest share of add-backs	9,900			9,988
Dilutive effect of Convertible Preferred D Shares				40	1,796
Other common stock equivalents		744			872
Diluted Funds From Operations	$185,682	157,711	$1.18	$184,556	156,912	$1.18